Filed Pursuant to Rule 424(b)(2)

Registration No. 333-196339

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $.001 par value per share	3,450,000(1)	$74.13(2)	$255,748,500	$29,641.25

(1)	Includes 450,000 shares of common stock that the underwriters have the option to purchase.
(2)	Calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”) based on the average high and low closing prices on the Nasdaq Global Select Market on November 28, 2016.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-196339

PROSPECTUS    SUPPLEMENT

(To prospectus dated May 28, 2014)

3,000,000 shares

Common Stock

We are offering 3,000,000 shares of our common stock to be sold in this offering.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “TCBI.” On November 28, 2016, the closing sale price of our common stock was $73.15 per share, as reported on the Nasdaq Global Select Market. You are urged to obtain current market prices for our common stock.

Investing in our common stock involves risks. You should carefully read this prospectus supplement, the accompanying prospectus, our periodic reports and other information we file with the Securities and Exchange Commission and “Risk Factors” beginning on page S-4 of this prospectus supplement and on page 4 of the accompanying prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The shares of our common stock are not savings accounts, deposits or other obligations of our Bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

The underwriters have agreed to purchase shares of our common stock at a price of $68.65 per share, which will result in us receiving approximately $205.6 million of proceeds after estimated expenses, or $236.5 million if the underwriters exercise their option to purchase additional shares in full. The underwriters propose to offer the shares from time to time for sale in negotiated transactions or otherwise, at market prices on the Nasdaq Global Select Market prevailing at the time of sale, at prices related to such prevailing market prices or otherwise. See “Underwriting.”

The underwriters have the option to purchase up to an additional 450,000 shares of common stock, at the price per share set forth above, for 30 days after the date of this prospectus. The underwriters expect to deliver the shares to purchasers in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about December 2, 2016.

Joint Bookrunning Managers

BofA Merrill Lynch	J.P. Morgan	Morgan Stanley

The date of this prospectus supplement is November 28, 2016.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information that is different from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition and results of operations may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about us and the common stock offered hereby. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of this offering in the prospectus supplement differs from the description of our common stock in the accompanying prospectus or any document incorporated by reference filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision.

In this prospectus supplement, TCBI, we, our and us or the Company refer to Texas Capital Bancshares, Inc., which is a financial holding company headquartered in Dallas, Texas, and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to Texas Capital Bank or the Bank refer to Texas Capital Bank, National Association, which is our principal banking subsidiary.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website at http://www.sec.gov that contains reports, proxy statements and other information electronically filed by issuers. Texas Capital Bancshares, Inc.’s Internet address is http://www.texascapitalbank.com. The information on, or that can be accessible through, our website is not a part of this document.

In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

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We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, between the date of this document and the date of the termination of the offer being made pursuant to this prospectus supplement (other than information that, under the Exchange Act and SEC rules, is deemed to be “furnished” and not filed with the SEC):

•	Registration Statement on Form 10, filed with the SEC on August 24, 2000, as amended by Current Report on Form 8-K filed with the SEC on May 21, 2015, Item 8.01 Other Events - Update to Description of Common Stock;

•	Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 18, 2016 and footnotes 1 and 13 to the Company’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 21, 2014;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, filed with the SEC on April 21, 2016, June 30, 2016, filed with the SEC on July 21, 2016, and September 30, 2016, filed with the SEC on October 20, 2016;

•	Current Reports on Form 8-K filed with the SEC on February 22, 2016, May 19, 2016 and November 28, 2016; and

•	Proxy Statement on Schedule 14A dated April 7, 2016 (only those portions incorporated by reference into the Annual Report on Form 10-K).

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Texas Capital Bancshares, Inc.

2000 McKinney Avenue, Suite 700

Dallas, Texas 75201

Attention: Heather Worley

(214) 932-6600

Other than any documents expressly incorporated by reference, the information on our website and any other website, including the SEC’s website, that is referred to in this prospectus supplement is not part of this prospectus supplement.

S-iii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain statements that are considered “forward-looking statements” within the meaning of United States federal securities laws. In addition, we or our management may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements may also be contained in our future filings with SEC, in press releases and in oral and written statements made by us or with our approval that are not statements of historical fact. These forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. Words such as “believes,” “expects,” “estimates,” “anticipates,” “plans,” “goals,” “objectives,” “expects,” “intends,” “seeks,” “likely,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements may include, among other things, statements about the credit quality of our loan portfolio, economic conditions, including the continued impact on our customers from declines and volatility in oil and gas prices, expectations regarding rates of default or loan losses, volatility in the mortgage industry, our business strategies and our expectations about future financial performance, future growth and earnings, the appropriateness of our allowance for loan losses and provision for loan losses, the impact of increased regulatory requirements on our business, increased competition, interest rate risk, new lines of business, new product or service offerings and new technologies.

Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management’s expectations and assumptions at the time the statements are made and are not guarantees of future results. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following:

•	Deterioration of the credit quality of our loan portfolio or declines in the value of collateral related to external factors such as commodity prices or interest rates, increased default rates and loan losses or adverse changes in the industry concentrations of our loan portfolio.

•	Changes in the U.S. economy in general or the Texas economy specifically resulting in deterioration of credit quality or reduced demand for credit or other financial services we offer, including declines and volatility in oil and gas prices.

•	Changing economic conditions or other developments adversely affecting our commercial, entrepreneurial and professional customers.

•	Changes in the value of commercial and residential real estate securing our loans or in the demand for credit to support the purchase and ownership of such assets.

•	The failure to correctly assess and model the assumptions supporting our allowance for loan losses, causing it to become inadequate in the event of decreases in loan quality and increases in charge-offs.

•	Adverse changes in economic or market conditions, or our operating performance, which could cause access to capital market transactions and other sources of funding to become more difficult to obtain on terms and conditions that are acceptable to us.

•	The inadequacy of our available funds to meet our deposit, debt and other obligations as they become due, or our failure to maintain our capital ratios as a result of adverse changes in our operating performance or financial condition.

•	The failure to effectively balance our funding sources with cash demands by depositors and borrowers.

S-iv

•	The failure to effectively manage our interest rate risk resulting from unexpectedly large or sudden changes in interest rates or rate or maturity imbalances in our assets and liabilities.

•	The failure to successfully expand into new markets, develop and launch new lines of business or new products and services within the expected timeframes and budgets or to successfully manage the risks related to the development and implementation of these new businesses, products or services.

•	The failure to attract and retain key personnel or the loss of key individuals or groups of employees.

•	The failure to manage our information systems risk or to prevent cyber attacks against us or our third party vendors.

•	Legislative and regulatory changes imposing further restrictions and costs on our business, a failure to remain well capitalized or well managed or regulatory enforcement actions against us.

•	Adverse changes in economic or business conditions that impact the financial markets or our customers.

•	Increased or more effective competition from banks and other financial service providers in our markets.

•	Uncertainty in the pricing of mortgage loans that we purchase, and later sell or securitize, as well as competition for the mortgage servicing rights, or MSRs, related to these loans and related interest rate risk resulting from retaining MSRs.

•	Material failures of our accounting estimates and risk management processes based on management judgment, or the supporting analytical and forecasting models.

•	Failure of our risk management strategies and procedures, including failure or circumvention of our controls.

•	An increase in the incidence or severity of fraud, illegal payments, security breaches and other illegal acts impacting our Bank and our customers.

•	Structural changes in the markets for origination, sale and servicing of residential mortgages.

•	Unavailability of funds obtained from capital transactions or from our Bank to fund our obligations.

•	Failures of counterparties or third party vendors to perform their obligations.

•	Environmental liability associated with properties related to our lending activities.

•	Severe weather, natural disasters, acts of war or terrorism and other external events.

•	Incurrence of material costs and liabilities associated with legal and regulatory proceedings and related matters with respect to the financial services industry, including those directly involving us or our Bank.

Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed elsewhere in this prospectus supplement or disclosed in our other SEC filings. Forward-looking statements included herein speak only as of

S-v

the date hereof and should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this prospectus supplement. Except as required by law, we undertake no obligation to revise any forward-looking statements contained in this prospectus supplement, whether as a result of new information, future events or otherwise. The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results. Forward-looking statements should not be viewed as predictions and should not be the primary basis upon which investors evaluate an investment in our common stock.

S-vi

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and does not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in our common stock.

The Company

The Company is a Delaware corporation organized in 1996 and the parent of Texas Capital Bank. The Company is a registered bank holding company and a financial holding company.

The Bank is headquartered in Dallas, with primary banking offices in Austin, Dallas, Fort Worth, Houston and San Antonio, the five largest metropolitan areas of Texas. All of our business activities are conducted through the Bank. We have focused on organic growth, maintenance of credit quality and recruiting and retaining experienced bankers with strong personal and professional relationships in their communities.

We serve the needs of commercial businesses and successful professionals and entrepreneurs located in Texas as well as operate several lines of business serving a regional or national clientele of commercial borrowers. We are primarily a secured lender, with a majority of our loans being made to businesses headquartered or with operations in Texas. At the same time, our national lines of business continue to provide specialized lending products to businesses throughout the United States. We have benefitted from the success of our business model since inception, producing strong loan growth and favorable loss experience amidst a challenging environment for banking nationally.

The Texas Market

The Texas market for banking services is highly competitive. Texas’ largest banking organizations are headquartered outside of Texas and are controlled by out-of-state organizations. We also compete with other providers of financial services, such as savings and loan associations, credit unions, consumer finance companies, securities firms, insurance companies, commercial finance and leasing companies, full service brokerage firms and discount brokerage firms. We believe that many middle market companies and successful professionals and entrepreneurs are interested in banking with a company headquartered in, and with decision-making authority based in, Texas and with established Texas bankers who have the expertise to act as trusted advisors to customers with regard to their banking needs.

Our banking centers in our target markets are served by experienced bankers with lending expertise in the specific industries found in their market areas and established community ties. We believe our Bank can offer customers more responsive and personalized service than our competitors. If we provide effective service to these customers, we believe we will be able to establish long-term relationships and provide multiple products to our customers, thereby enhancing our profitability.

National Lines of Business

While the Texas market continues to be central to the growth and success of our company, we have developed several lines of business, including our mortgage finance, mortgage correspondent aggregation, homebuilder finance, insurance premium finance and lender finance lines of business, that offer specialized loan and deposit products to businesses regionally and throughout the country. We believe this helps us mitigate our geographic concentration risk in Texas.

In the third quarter of 2015, we launched a correspondent lending program, mortgage correspondent aggregation, or MCA, to complement our mortgage finance warehouse lending program. Through our MCA program we commit to purchase residential mortgage loans from independent correspondent lenders and deliver those loans into the secondary market via whole loan sales to independent third parties or in securitization transactions to government sponsored enterprises such as Fannie Mae, Freddie Mac and Ginnie Mae.

Business Strategy

Drawing on the business and community ties of our management and their banking experience, our strategy is to continue building an independent bank that focuses primarily on middle market business customers and successful professionals and entrepreneurs in each of the five major metropolitan markets of Texas as well as our national lines of business. To achieve this, we seek to implement the following strategies:

•	Targeting middle market businesses and successful professionals and entrepreneurs;

•	Growing our loan and deposit base in our existing markets by hiring additional experienced bankers in our different lines of business;

•	Continuing our emphasis on credit policy to maintain credit quality consistent with long-term objectives;

•	Leveraging our existing infrastructure to support a larger volume of business;

•	Maintaining stringent internal approval processes for capital and operating expenditures;

•	Continuing our extensive use of outsourcing to provide cost-effective operational support with service levels consistent with large-bank operations; and

•	Extending our reach within our target markets and lines of business through service innovation and service excellence.

Our principal executive offices are located at 2000 McKinney Avenue, Suite 700, Dallas, Texas 75201 and our telephone number is (214) 932-6600. Our Internet address is http://www.texascapitalbank.com. The reference to our website address does not constitute incorporation by reference of the information contained on the website, which should not be considered part of this prospectus.

Energy Portfolio

Our outstanding energy loan portfolio represented 6% of total loans, or $1.1 billion, as of September 30, 2016. Our provision for credit losses increased in the third quarter of 2016, due primarily to credit deterioration of our energy loans resulting from sustained volatility in oil and gas prices. We reported an allocated reserve of $65.1 million at September 30, 2016, or 6% of our energy loan portfolio. Of $7.4 million in net charge-offs in the third quarter of 2016, $1.8 million were energy related. Non-accruals in the energy portfolio increased to $150.0 million at September 30, 2016 compared to $127.1 million at June 30, 2016. Total criticized energy loan balances at September 30, 2016 as a percent of total loans held for investment increased to 25% from 22% at June 30, 2016. Our unfunded commitments totaled approximately 45% of our outstanding energy portfolio at September 30, 2016, an increase reflecting new commitments. Less than $20 million of unfunded commitments relate to criticized loans. We continue to proactively manage our energy portfolio and overall credit quality, and believe we are appropriately reserved against further energy-related losses.

Risk Factors

An investment in our common stock involves certain risks. You should carefully consider the risks described under “Risk Factors” beginning on page S-4 of this prospectus supplement, in the “Risk Factors” section of the accompanying prospectus, and in our Annual Report on Form 10-K filed on February 18, 2016, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.

The Offering

Common stock offered by us, excluding the underwriters’ option to purchase additional shares	3,000,000 shares, par value $0.01 per share

Underwriters’ option	450,000 shares

Common stock outstanding prior to this offering	46,009,495 shares(1)

Common stock outstanding after this offering, excluding the underwriters’ option to purchase additional shares	49,009,495 shares(1)

Use of proceeds	The net proceeds, after estimated expenses, to us from the sale of the common stock offered hereby will be approximately $205.6 million or $236.5 million if the underwriters exercise their option to purchase additional shares in full.

We intend to use the net proceeds of this offering to provide capital support for the growth of Texas Capital Bank and for other general corporate purposes.

Nasdaq Global Select Market symbol	TCBI

(1)	Based on the number of shares outstanding as of September 30, 2016, excluding 177,613 outstanding stock appreciation rights, 389,329 outstanding restricted stock units and outstanding warrants to purchase 581,500 shares of common stock. See footnote 12—Stock-Based Compensation and Employee Benefits to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for a description of our benefit plans providing for issuance of common stock.

Unless otherwise stated, the shares presented in this prospectus assume no exercise of the underwriters’ option to purchase additional shares.

RISK FACTORS

You should carefully consider the risks described below before deciding to invest in shares of our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common stock could decline substantially, and you may lose all or part of your investment.

Risk Factors Relating to Our Business

You should carefully consider the risks described in the “Risk Factors” section of the accompanying prospectus, and in our Annual Report on Form 10-K filed on February 18, 2016, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto.

Risk Factors Related to Investing in Our Common Stock

Our stock price can be volatile. Stock price volatility may make it more difficult for you to resell your common stock at prices you find attractive at the time you would like to sell. Our stock price can fluctuate significantly in response to a variety of factors including, among other things:

•	actual or anticipated variations in our operating results or our quarterly or annual earnings, or those of other companies in our industry, including contraction in our net interest margin resulting from shifts in our loan portfolio to lower-yielding categories of loans, declining market rates, competition, and the near-term impact of capital and liquidity transactions, as well as changes in employee compensation resulting from hiring of key individuals and the impact of stock prices on equity-based compensation;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	reactions of investors to our press releases, our other public announcements and our filings with the SEC;

•	announcements by us or our competitors of significant acquisitions, dispositions, innovations or new programs and services;

•	changes in recommendations to buy or sell our stock by securities analysts following our stock;

•	changes in financial or earnings estimates by securities analysts or our ability to meet those estimates;

•	operating results and stock price performance of other companies that investors deem comparable to us;

•	general economic conditions and overall market fluctuations;

•	the trading volume of our common stock;

•	changes in business, legal or regulatory conditions, or other developments affecting participants in our industry, and publicity regarding our business or any of our significant customers or competitors;

•	changes in governmental regulations or monetary policies, including the policies of the Board of Governors of the Federal Reserve System, or the Federal Reserve;

•	future sales of our common stock by us, directors, executives and significant shareholders; and

•	changes in economic and political conditions affecting our target markets, including fluctuations in the price of crude oil and natural gas.

General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of operating results as evidenced by the recent volatility and disruption of capital and credit markets.

The trading volume in our common stock is less than that of other larger financial services companies, and a significant amount of our common stock is held by institutional investors. Although our common stock is traded on the Nasdaq Global Select Market, the trading volume in our common stock is less than that of other larger financial services companies. Given the lower trading volume of our common stock, significant sales of our common stock, or the expectation of these sales, could cause our stock price to fall. In addition, a substantial majority of common stock outstanding is held by institutional shareholders, and trading activity involving large positions may increase volatility of the stock price. Concentration of ownership by institutional investors and inability to execute trades covering large numbers of shares can increase volatility of the price of our stock. Changes in the general economic outlook or perspectives on our business or prospects by our institutional investors, whether factual or speculative, can have a major impact on our stock price.

An investment in our common stock is not an insured deposit. Our common stock is not a bank deposit and, therefore, is not insured against loss by the Federal Deposit Insurance Corporation, any other deposit insurance fund or by any other public or private entity. Investment in our common stock is subject to the risks described in the “Risk Factors” section herein and in our Annual Report on Form 10-K and is subject to the same market forces that affect the price of securities of any company. As a result, if you purchase our common stock you may lose some or all of your investment.

The holders of our indebtedness and preferred stock have rights that are senior to those of our common shareholders. As of September 30, 2016, we had outstanding $286.0 million in subordinated notes, $113.4 million in junior subordinated notes that are held by statutory trusts which issued trust preferred securities to investors and $20.0 million under our revolving, non-amortizing line of credit (maximum availability of $130.0 million) which matures on December 21, 2016. Payments of the principal and interest on the trust preferred securities are conditionally guaranteed by us to the extent not paid by each trust, provided the trust has funds available for such obligations.

Our subordinated notes and junior subordinated notes are senior to our shares of common stock in right of payment of dividends and other distributions. In the event of our bankruptcy, dissolution or liquidation, the holders of our indebtedness must be satisfied before any distributions can be made to our common shareholders. If certain conditions are met, we have the right to defer interest payments on the junior subordinated debentures (and the related trust preferred securities) at any time or from time to time for a period not to exceed 20 consecutive quarters in a deferral period, during which time no dividends may be paid to holders of our common stock.

At September 30, 2016, we had issued and outstanding 6,000,000 shares of our 6.50% Non-Cumulative Perpetual Preferred Stock, Series A, having an aggregate liquidation preference of $150.0 million. Our preferred stock is senior to our shares of common stock in right of payment of dividends and other distributions. We must be current on dividends payable to holders of preferred stock before any dividends can be paid on our common stock. In the event of our bankruptcy, dissolution or liquidation, the holders of our preferred stock must be satisfied before any distributions can be made to our common shareholders.

We do not currently pay dividends on our common stock. We have not paid dividends on our common stock and we do not expect to do so for the foreseeable future. Our ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital. The ability of the Bank to pay dividends to us is limited by its obligation to maintain sufficient capital and by other regulatory restrictions.

Restrictions on Ownership. The ability of a third party to acquire us is limited under applicable U.S. banking laws and regulations. The Bank Holding Company Act of 1956, as amended, or the BHC Act, requires any bank holding company (as defined therein) to obtain the approval of the Board of Governors of the Federal Reserve prior to acquiring, directly or indirectly, more than 5% of our outstanding common stock. Any “company” (as defined in the BHC Act) other than a bank holding company would be required to obtain Federal Reserve approval before acquiring “control” of us. “Control” generally means (i) the ownership or control of 25% or more of a class of voting securities, (ii) the ability to elect a majority of the directors or (iii) the ability otherwise to exercise a controlling influence over management and policies. A holder of 25% or more of our outstanding common stock, other than an individual, is subject to regulation and supervision as a bank holding company under the BHC Act. In addition, under the Change in Bank Control Act of 1978, as amended, and the Federal Reserve’s regulations thereunder, any person, either individually or acting through or in concert with one or more persons, is required to provide notice to the Federal Reserve prior to acquiring, directly or indirectly, 10% or more of our outstanding common stock.

Anti-takeover provisions of our certificate of incorporation, bylaws and Delaware law may make it more difficult to receive a change in control premium. Certain provisions of our certificate of incorporation and bylaws could make a merger, tender offer or proxy contest more difficult, even if such events were perceived by many of our stockholders as beneficial to their interests. These provisions are more fully described in our Registration Statement on Form 10, as amended, which was filed with the SEC on August 24, 2000, as amended by Item 8.01 of our Current Report on Form 8-K which was filed with the SEC on May 21, 2015, which are incorporated by reference into this prospectus. These provisions include advance notice for nominations of directors and stockholders’ proposals, and authority to issue “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law which, in general, prevents an interested stockholder, defined generally as a person owning 15% or more of a corporation’s outstanding voting stock, from engaging in a business combination with our company for three years following the date that person became an interested stockholder unless certain specified conditions are satisfied.

USE OF PROCEEDS

The net proceeds, after estimated expenses, to us from the sale of the common stock offered hereby will be approximately $205.6 million or $236.5 million if the underwriters exercise their option to purchase additional shares in full. We intend to use the net proceeds of this offering to provide capital support for the growth of Texas Capital Bank and for other general corporate purposes.

CAPITALIZATION

The following table presents our capitalization as of September 30, 2016:

•	on an actual basis; and

•	on an as adjusted basis, after giving effect to the sale of 3,000,000 shares of our common stock in this offering at $68.65 per share and the application of the net proceeds of this offering in the manner contemplated in the section “Use of Proceeds.”

The following table should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto, in each case, that are included in the documents that are incorporated by reference into this prospectus.

	As of September 30, 2016
	Actual	As adjusted
	(unaudited, in thousands)
Cash and cash equivalents	$3,588,419	$3,794,014

Debt:
Total short-term debt	1,751,420	1,751,420
Total long-term debt, net	394,360	394,360

Total debt	2,145,780	2,145,780

Stockholders’ equity:
Preferred stock, $.01 par value, $1,000 liquidation value
Authorized shares—10,000,000; Issued shares—6,000,000	150,000	150,000
Common stock, $.01 par value Authorized shares—100,000,000
Issued shares—46,009,912, actual; 49,009,912, as adjusted (1)	460	490
Additional paid-in capital	717,452	923,017
Retained earnings	857,238	857,238
Treasury stock (shares at cost: 417)	(8)	(8)
Accumulated other comprehensive income, net of taxes	640	640

Total stockholders’ equity	1,725,782	1,931,377

Total capitalization	$3,871,562	$4,077,157

(1)	Does not reflect 177,613 outstanding stock appreciation rights, 389,329 outstanding restricted stock units and outstanding warrants to purchase 581,500 shares of common stock, in each case as of September 30, 2016. See footnote 12—Stock-Based Compensation and Employee Benefits to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for a description of our benefit plans providing for issuance of common stock.

DIVIDEND POLICY

No cash dividends have ever been paid by us on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Our principal source of funds to pay cash dividends on our common stock would be cash dividends from our Bank. The payment of dividends on our common stock and by our Bank is subject to certain restrictions imposed by federal banking laws, regulations and authorities.

PRICE RANGE OF COMMON STOCK

The following table presents the range of high and low sale prices reported on the Nasdaq Global Select Market for the periods shown below:

	Sale price per share
	High	Low
2014
First Quarter	$67.08	$56.45
Second Quarter	66.62	50.76
Third Quarter	60.74	49.90
Fourth Quarter	62.07	51.58

	Sale price per share
	High	Low
2015
First Quarter	$54.81	$40.40
Second Quarter	63.70	47.55
Third Quarter	63.25	48.01
Fourth Quarter	61.83	46.25

	Sale price per share
	High	Low
2016
First Quarter	$49.88	$29.78
Second Quarter	51.84	34.54
Third Quarter	55.25	42.36
Fourth Quarter (through November 28, 2016)	75.85	54.20

As of September 30, 2016, there were 202 holders of record of our common stock and approximately 46,009,495 shares of our common stock outstanding. On November 28, 2016, the closing sale price for our common stock was $73.15 per share, as reported on the Nasdaq Global Select Market.

DESCRIPTION OF COMMON STOCK

The following is a brief description of our common stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our certificate of incorporation, as amended, copies of which have been filed with the SEC and are also available upon request from us.

General

We have 100,000,000 shares of authorized common stock, $0.01 par value per share, of which 46,009,495 shares were outstanding as of September 30, 2016. Under our certificate of incorporation, as amended, we have authority to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share, of which 6,000,000 shares of our 6.50% Non-Cumulative Perpetual Preferred Stock, Series A, or the Preferred Stock, having an aggregate liquidation preference of $150 million, were issued and outstanding as of the date hereof.

Common Stock

Each holder of our common stock is entitled to one vote for each share held on all matters with respect to which the holders of our common stock are entitled to vote. Holders of our common stock are not entitled to cumulative voting in the election of directors.

In the event of dissolution or liquidation, after payment of all creditors and payment of liquidation preferences on preferred stock, the holders of our common stock (subject to the prior rights of the holders of any outstanding preferred stock) will be entitled to receive pro rata any assets distributable to stockholders in respect of the number of shares held by them, in accordance with the Delaware General Corporation Law, or the DGCL.

The holders of shares of our common stock are entitled to such dividends as our board of directors, in its discretion, may declare out of funds legally available therefor, subject to certain limitations under the DGCL. We have not paid dividends on our common stock to date, and we do not anticipate paying dividends in the near future. However, the payment of dividends on our common stock is subject to the prior rights of the holders of any preferred stock. Payment of dividends on our common stock will be dependent upon, among other things, our earnings and financial condition, our cash flow requirements and the prevailing economic and regulatory climate.

Our common stock has no preemptive or conversion rights and is not subject to redemption.

Anti-Takeover Provisions. Certain provisions of our certificate of incorporation and bylaws could make a merger, tender offer or proxy contest more difficult, even if such events were perceived by many of our stockholders as beneficial to their interests. These provisions are more fully described in our Registration Statement on Form 10, as amended, which was filed with the SEC on August 24, 2000, as amended by Item 8.01 of our Current Report on Form 8-K which was filed with the SEC on May 21, 2015, which are incorporated by reference into this prospectus. These provisions include advance notice for nominations of directors and stockholders’ proposals, and authority to issue “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law which, in general, prevents an interested stockholder, defined generally as a person owning 15% or more of a corporation’s outstanding voting stock, from engaging in a business combination with our company for three years following the date that person became an interested stockholder unless certain specified conditions are satisfied.

Restrictions on Ownership. The ability of a third party to acquire us is limited under applicable U.S. banking laws and regulations. The BHC Act requires any bank holding company (as defined therein) to obtain the approval of the Board of Governors of the Federal Reserve prior to acquiring, directly or indirectly, more than 5% of our outstanding common stock. Any “company” (as defined in the BHC Act) other than a bank holding company would be required to obtain Federal Reserve approval before acquiring “control” of us. “Control” generally means (i) the ownership or control of 25% or more of a class of voting securities, (ii) the ability to elect a majority of the directors or (iii) the ability otherwise to exercise a controlling influence over management and policies. A holder of 25% or more of our outstanding common stock, other than an individual, is subject to regulation and supervision as a bank holding company under the BHC Act. In addition, under the Change in Bank Control Act of 1978, as amended, and the Federal Reserve’s regulations thereunder, any person, either individually or acting through or in concert with one or more persons, is required to provide notice to the Federal Reserve prior to acquiring, directly or indirectly, 10% or more of our outstanding common stock.

Listing. Our common stock is listed on the Nasdaq Global Select Market under the symbol “TCBI.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Computershare, Inc.

Preferred Stock

Our board of directors may from time to time authorize the issuance of one or more classes or series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law and the rules of the Nasdaq Global Select Market, if applicable, our board of directors is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

Holders of Preferred Stock do not have voting rights, except with respect to authorizing or increasing the authorized amount of senior stock, certain changes in the terms of the Preferred Stock, the right to elect two directors upon nonpayment of dividends for six or more quarterly dividend periods and as otherwise required by applicable law. The Preferred Stock ranks senior to our common stock as to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up.

During any dividend period, so long as any share of Preferred Stock remains outstanding and except as otherwise provided below, (i) no dividend may be paid, declared or set apart for any payment on and no distribution shall be made on our common stock (other than a dividend payable solely in stock that ranks junior to the Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding-up) and (ii) no shares of common stock may be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, unless full dividends on all outstanding shares of the Preferred Stock for the most recently completed quarterly dividend period have been declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set apart for such payment) and any prior redemption requirements with respect to shares of the Preferred Stock have been complied with.

A dividend period for the Preferred Stock is the period from and including a dividend payment date to but excluding the next dividend payment date.

The limitations on dividends and other distributions described in the paragraph above do not apply to:

•	redemptions, purchases or other acquisitions of shares of common stock in connection with the administration of any employee benefit plan in the ordinary course of business;

•	any dividends or distributions of rights or common stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan;

•	the acquisition by us or any of our subsidiaries of record ownership in common stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians; and

•	the exchange or conversion of common stock for or into other capital stock that is junior to the Preferred Stock and the payment of cash solely in lieu of fractional shares.

Subject to the restrictions described above, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by our board of directors or a duly authorized committee of the board, may be declared and paid on our common stock and other stock ranking equally with or junior to the Preferred Stock from time to time out of any assets legally available for such payment in amounts permitted by applicable regulatory authorities, and the holders of the Preferred Stock will not be entitled to participate in those dividends.

So long as any shares of Preferred Stock are outstanding, the vote or consent of the holders of at least 66 2/3% of the then-outstanding shares of Preferred Stock, voting separately as a single class, shall be necessary for effecting or validating:

•	any amendment, alteration or repeal of any provision of our certificate of formation (including the certificate of designations creating the Preferred Stock), or bylaws that would significantly and adversely affect the designations, preferences, limitations or relative rights of the Preferred Stock;

•	any amendment or alteration of our certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of our capital stock ranking senior to the Preferred Stock with respect to the payment of dividends and/or the distribution of assets upon our liquidation, dissolution or winding-up; or

•	any consummation of a binding share exchange or reclassification involving the Preferred Stock, or of a merger or consolidation of the Company with or into another corporation or other entity, unless (x) the shares of Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving corporation, are converted into or exchanged for preference securities of the surviving corporation or other entity or of an entity controlling such surviving corporation or other entity that is an entity organized and existing under the laws of the United States, any state thereof or the District of Columbia and (y) the shares of Preferred Stock remaining outstanding or such new preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Preferred Stock.

The foregoing provisions will not apply if, at or prior to the time when any such vote or consent would otherwise be required, all outstanding shares of Preferred Stock have been redeemed or have been called for redemption upon proper notice, and sufficient funds have been set aside for such redemption.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a general discussion of material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock by a non-U.S. holder (as defined below) who acquires our common stock in this offering. This discussion is limited to non-U.S. holders who hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon the Code, the U.S. Federal Income Tax Regulations promulgated thereunder, and judicial decisions and administrative pronouncements of the Internal Revenue Service, or the IRS, all as in effect on the date hereof and all of which are subject to change or differing interpretation, possibly with retroactive effect, which could affect the tax consequences described herein. No rulings have been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a different position regarding the tax consequences of a non-U.S. holder’s acquisition, ownership or disposition of our common stock or that any such position would not be sustained by a court.

This discussion does not address all aspects of U.S. federal income and estate taxation that may be applicable to investors in light of their particular circumstances, and does not address any state, local, foreign or other U.S. federal tax consequences (such as U.S. gift tax consequences). Furthermore, this discussion does not consider all U.S. federal income tax consequences that may be relevant to investors subject to special treatment under U.S. federal income tax laws, such as U.S. expatriates, banks and other financial institutions, insurance companies, tax-exempt organizations, dealers in securities or currencies, “controlled foreign corporations,” “passive foreign investment companies,” and shareholders of such corporations, partnerships or other pass-through entities (or investors therein), holders who acquired our common stock pursuant to the exercise of employee stock options or otherwise as compensation and persons that hold common stock as part of a straddle, hedge, conversion transaction, or other integrated investment. Furthermore, this discussion does not address U.S. federal estate and gift tax laws (except as specifically addressed herein with respect to U.S. federal estate taxes), any other U.S. federal income tax consequences (such as the Medicare contribution tax or the alternative minimum tax) or any aspects of state, local, or foreign tax laws.

For purposes of this discussion, you are a “non-U.S. holder” if you are a beneficial owner of our common stock that, for U.S. federal income tax purposes, is not:

•	an individual that is a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, provided that, (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of that trust, or (2) the trust has made an election under the applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns common stock should consult their independent tax advisors as to the particular U.S. federal income tax consequences to them of the acquisition, ownership and disposition of our common stock.

If you are considering buying our common stock, you should consult your own tax advisor about current and possible future U.S. federal income and estate tax consequences of purchasing, owning and disposing of our common stock in your particular situation, as well as tax consequences arising under any state, local or foreign tax laws, any other U.S. federal tax laws, and any applicable tax treaty.

Dividends and Distributions

We do not plan to make any distributions for the foreseeable future. However, in the event we do make a distribution on our common stock, such payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any distribution not constituting a dividend will be treated as first reducing a non-U.S. holder’s adjusted tax basis in their common stock (determined on a share by share basis), but not below zero, and to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of common stock, will then will be treated as gain from the sale of the common stock (subject to the rules discussed below under “—Gain on Disposition of Common Stock”).

Any dividends paid to you as a non-U.S. holder of common stock that are not “effectively connected” with your trade or business in the United States (as described below) generally are subject to withholding of U.S. federal income tax at a 30% rate on the gross amount (or if you are eligible for the benefits of an income tax treaty and certain certification requirements are satisfied, at the lower rate specified in the treaty). A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under a tax treaty may establish its entitlement to the benefit of a reduced rate of withholding under such tax treaty by timely providing us or our paying agent with a valid IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying qualification for the reduced rate. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals. A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax under a tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund together with the required information with the IRS. You should consult your independent tax advisors regarding your entitlement to benefits under a relevant income tax treaty.

Any dividends paid to a non-U.S. holder that are “effectively connected” with its conduct of a trade or business within the United States (and if a treaty applies, are attributable to a U.S. permanent establishment) are exempt from such U.S. withholding tax if the non-U.S. holder timely provides us or our paying agent with a valid IRS Form W-8ECI (or successor form) properly certifying such exemption and containing the non-U.S. holder’s taxpayer identification number. Such “effectively connected” dividends, although not subject to U.S. withholding tax, will be subject to U.S. federal income tax on a net income basis at the same graduated rates generally applicable to U.S. persons, subject to any applicable tax treaty providing otherwise. In addition, if such non-U.S. holder is treated as a corporation for U.S. federal income tax purposes, any “effectively connected” dividends that it receives may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if specified by an applicable tax treaty).

Gain on Disposition of Common Stock

Subject to the discussion below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain that it realizes on a sale or other disposition of our common stock unless:

•	the gain is “effectively connected” with the conduct of a trade or business in the United States by such non-U.S. holder and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days in the taxable year of the disposition, and certain other conditions are met; or

•	our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” at any time within the shorter of the five-year period preceding the disposition or such non-U.S. holder’s holding period for our common stock and certain other conditions are met.

“Effectively connected” gains described in the first bullet point above are taxed at regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder was a resident of the United States, unless an applicable income tax treaty provides otherwise. For a corporate non-U.S. holder, such “effectively connected” gains may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if specified under an applicable tax treaty).

Gains described in the second bullet point above (which may be offset by U.S.-source capital losses) will generally be subject to a flat 30% tax on the gain derived from such disposition (or at a lower rate if specified under an applicable tax treaty).

With respect to the third bullet point above, we believe we are not, and we do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder furnishes to us or our paying agent the required certification as to its non-U.S. status (typically, by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Federal Estate Tax

Shares of our common stock owned (or deemed to be held) by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death generally will be treated as U.S. situs property and included in such person’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and thus may be subject to U.S. federal estate tax.

Foreign Account Tax Compliance Act

Under Sections 1471 through 1474 of the Code and the final Federal Income Tax Regulations and the administrative guidance promulgated thereunder, collectively, the Foreign Account Tax Compliance Act, or FATCA, a U.S. withholding agent may be required to withhold 30% of any dividends paid after June 30, 2014 and the gross proceeds of a sale of our common stock paid after December 31, 2018 to a foreign entity (whether such foreign entity is the beneficial owner or an intermediary) unless such foreign entity agrees to comply with certain certification, reporting and withholding obligations (which may include entering into an agreement with the IRS), or otherwise satisfies the requirements of an applicable FATCA intergovernmental agreement. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends and Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Non-U.S. holders should contact their own tax advisors regarding the particular consequences to them of the application of FATCA.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR INDEPENDENT TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS, ANY APPLICABLE INCOME TAX TREATIES, OR ANY OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS).

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the offered securities by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA; Keogh plans, individual retirement accounts and other plans or arrangements that are subject to Section 4975 of the Code; persons who are fiduciaries with respect to such plans or arrangements; or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively referred to as Similar Laws); and entities (including certain insurance company general accounts) whose underlying assets are considered to include “plan assets” (as defined in U.S. Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA) by reason of any such plan’s, account’s or arrangement’s investment therein, each referred to as a Plan.

The following summarizes certain aspects of ERISA, the Code, and Similar Laws that may affect a decision by Plans to invest in the offered securities described herein. The following discussion is general in nature and not intended to be a complete discussion of the applicable laws pertaining to a Plan’s decision to invest and is not intended to be legal advice. Fiduciaries of any Plan should consult their own legal counsel before investing in the offered securities described herein.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (referred to as an ERISA Plan) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the management or administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation, direct or indirect, to such a Plan, or has any authority or responsibility to do so, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the offered securities of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the exclusive benefit rule and the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. In considering whether investment in the offered securities is prudent for ERISA purposes, a Plan fiduciary should consider all relevant facts and circumstances, including the limitations imposed on transferability, whether the investment provides sufficient liquidity in light of the foreseeable needs of the Plan, the tax consequences of the investment, and whether the investment is reasonably designed, as part of the Plan’s portfolio, to further the Plan’s purposes, taking into consideration the risk of loss and opportunity for gain association with the offered securities.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to such ERISA Plans, unless an exemption is available under applicable law or issued by the U.S. Department of Labor, or DOL. A violation of these prohibited transaction rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such parties in interest, disqualified persons, or fiduciaries, unless exemptive relief is available under an applicable statutory or administrative exemption.

The acquisition and/or holding of the offered securities by an ERISA Plan with respect to which the Company or the underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the DOL has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the offered securities. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more, and receives no less, than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied or that these statutory or class exemptions will be available with respect to a transaction involving the offered securities or with respect to any particular Plan.

A fiduciary of any such Plan, account, or arrangement must determine that the purchase and holding of an interest in the offered securities is consistent with its fiduciary duties and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or a violation under any applicable Similar Laws. The offered securities should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute or result in (i) a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws, (ii) an impermissible or imprudent investment, or (iii) a breach of fiduciary duty or applicable law. Each purchaser or holder of the offered securities will have exclusive responsibility for ensuring that its purchase, holding, and subsequent disposition of the offered securities does not violate ERISA, the Code, or any Similar Law. Nothing herein shall be construed as a representation that an investment in the offered securities would meet any or all of the relevant legal requirements with respect to investments by, or that investment in the offered securities is appropriate for, ERISA Plans or other plans and arrangements.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the number of shares of common stock indicated in the table below.

Name	Number of shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,020,000
J.P. Morgan Securities LLC	990,000
Morgan Stanley & Co. LLC	990,000

Total:	3,000,000

The underwriters are committed to take and pay for all of the shares of common stock being offered, if any are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 450,000 additional shares of common stock from us. To the extent the option is exercised, the underwriters will become obligated, subject to certain conditions, to purchase such additional shares.

The underwriters have agreed to purchase the common stock at a price of $68.65 per share, which will result in net proceeds to us, after deducting estimated expenses related to this offering, of approximately $205.6 million or $236.5 million if the underwriters exercise their option to purchase additional shares in full. The underwriters propose to offer the shares from time to time for sale in negotiated transactions or otherwise, at market prices on the Nasdaq Global Select Market prevailing at the time of sale, at prices related to such prevailing market prices or otherwise. In connection with the sale of the shares offered hereby, the underwriters may be deemed to have received compensation in the form of underwriting discounts. The underwriters may effect such transactions by selling shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of shares for whom they may act as agents or to whom they may sell as principal. The underwriters may also receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses will be approximately $355,000.

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We and all of our executive officers and directors have agreed that for a period of 90 days, in the case of TCBI, and 60 days, in the case of such officers and directors, from the date of this prospectus supplement, we and they will not, without the prior written consent of the representatives, dispose of or hedge any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock. The restrictions described in this paragraph are subject to certain limited exceptions, including with respect to:

•	transfers by such officers and directors of up to 10,000 shares of common stock or any shares of common stock sold pursuant to any Rule 10b5-1 trading plan in effect prior to the date of this prospectus supplement, in each case held of record or deemed to be beneficially owned by them;

•	grants by us of employee or director stock options pursuant to a plan in effect on the date of the underwriting agreement or issuances by us of shares of common stock upon the exercise of outstanding stock options;

•	filing of registration statements on Form S-8 and amendments thereto in connection with stock options or a plan in effect on the date of the underwriting agreement; and

•	issuances by us pursuant to direct stock purchase, dividend reinvestment, employee stock purchase plans and employee savings plans in effect on the date of the underwriting agreement.

The representatives may release any of the securities subject to these lock-up agreements at any time without notice.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “TCBI.”

In connection with the offering, the underwriters may purchase and sell common stock in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of common stock than it is required to purchase in the offering.

•	Covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover short positions.

•	A short sale is covered if the short position is no greater than the number of shares of common stock available for purchase by the underwriters under their option to purchase additional shares.

•	The underwriters can close out a covered short sale by exercising their option or purchasing common stock in the open market.

•	The underwriters may also sell common stock in excess of their option, creating a naked short position. The underwriters must close out any naked short position by purchasing common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

•	Stabilizing transactions involve bids to purchase common stock so long as the stabilizing bids do not exceed a specified maximum.

•	Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriter commences any of these transactions, it may discontinue them at any time.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount deemed to be received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on the Nasdaq Global Select Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the Nasdaq Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, each being referred to as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares which are the subject of the offering has been, or will be made to the public in that Relevant Member State, other than under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares referred to in (a) to (c) above shall result in a requirement for the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Relevant Member State to whom any offer of ordinary shares is made or who receives any communication in respect of an offer of ordinary shares, or who initially acquires any ordinary shares will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the Company that (1) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in any Relevant Member State other than to qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those ordinary shares to it is not treated under the Prospectus Directive as having been made to such persons.

The Company, the underwriters and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the Representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the Representatives have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the Representatives to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of ordinary shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

The above selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Alston & Bird LLP. The validity of the securities offered hereby will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP.

EXPERTS

The consolidated financial statements of TCBI appearing in TCBI’s Annual Report (Form 10-K) for the year ended December 31, 2015 and the effectiveness of TCBI’s internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

TEXAS CAPITAL BANCSHARES, INC.

Senior Debt Securities

Subordinated Debt Securities

Convertible Debt Securities

Common Stock

Preferred Stock

Warrants

Depositary Shares

Stock Purchase Contracts

Stock Purchase Units

Texas Capital Bancshares, Inc. may offer and sell, from time to time, in one or more offerings, senior debt securities, subordinated debt securities, convertible debt securities, preferred stock, common stock, depositary shares, warrants, stock purchase contracts or stock purchase units. This prospectus provides a general description of the securities we may offer and the manner in which they may be offered. Supplements to this prospectus will describe the specific terms and manner of offering of the securities we actually offer. Prospectus supplements may also add, update, or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to sell securities, unless it is accompanied by a prospectus supplement that describes the terms and manner of offering of those securities.

We may offer these securities from time to time in amounts, prices, and on other terms to be determined at the time of the offering. We may sell these securities to or through underwriters, to other purchasers or through agents. The accompanying prospectus supplement will specify the names of any underwriters or agents.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “TCBI.” You are urged to obtain current market prices for our common stock.

An investment in our securities involves significant risks. You should carefully read this prospectus, any applicable prospectus supplement, our periodic reports and other information we file with the U.S. Securities and Exchange Commission and any information under the heading “Risk Factors” beginning on page 4 of this prospectus before making a decision to purchase our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are our unsecured obligations, are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is May 28, 2014

WE ARE RESPONSIBLE FOR THE INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, AND IN ANY FREE WRITING PROSPECTUS THAT WE PREPARE. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY OTHER INFORMATION, AND WE TAKE NO RESPONSIBILITY FOR ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND ANY SUCH FREE WRITING PROSPECTUS MAY BE USED ONLY FOR THE PURPOSES FOR WHICH THEY HAVE BEEN PREPARED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS OR THE DATE OF THE RELEVANT INCORPORATED DOCUMENT, AS APPLICABLE. THE FINANCIAL CONDITION, RESULTS OF OPERATIONS OR BUSINESS PROSPECTS OF THE COMPANY MAY HAVE CHANGED SINCE THOSE DATES. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process we may from time to time, in one or more series, sell any one or a combination of the securities described in this prospectus in one or more offerings. In this prospectus, “TCBI,” “we,” “our,” “ours,” and “us” refer to Texas Capital Bancshares, Inc., which is a registered bank holding company and a financial holding company headquartered in Dallas, Texas, and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to “Texas Capital Bank” or the “Bank” mean Texas Capital Bank, N.A., which is our principal banking subsidiary.

We may offer the following securities from time to time:

•	senior debt securities,

•	subordinated debt securities,

•	convertible debt securities,

•	common stock,

•	preferred stock,

•	warrants,

•	depositary shares,

•	stock purchase contracts and

•	stock purchase units.

This prospectus provides a general description of each of the securities we may offer. Each time we offer securities we will provide a prospectus supplement containing specific information about the terms of the securities being offered. The prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered by this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information we incorporate by reference or present in this prospectus or the relevant prospectus supplement. We have not authorized anyone else, including any underwriter or agent, to provide you with different or additional information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement which includes the specific terms of that offering. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the dates on the front of those documents.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

The prospectus supplement will contain the names of the underwriters, dealers, or agents, if any, together with the terms of the offering, the compensation of those underwriters, dealers, or agents, and the net proceeds to us. Any underwriters, dealers, or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information about us and other issuers that file documents electronically with the SEC. The address of that site is http://www.sec.gov. Our Internet address is http://www.texascapitalbank.com. The information on, or that can be accessed through, our website is not a part of this document.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus.

We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules, including, but not limited to, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K including related exhibits:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

•	Our Current Reports on Form 8-K; and

•	The description of our common stock contained in our Registration Statement on Form 10 filed on August 24, 2000.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents or information that have been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this at no cost to the requestor upon written or telephonic request addressed to Texas Capital Bancshares, Inc., 2000 McKinney Avenue, Suite 700, Dallas, Texas 75201, Attention: Heather Worley (telephone: 214-932-6600).

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with additional or different information.

FORWARD-LOOKING STATEMENTS

This prospectus, each prospectus supplement and the documents incorporated by reference herein and therein contain statements that are considered “forward looking statements” within the meaning of United States federal securities laws. In addition, TCBI and its management may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements, including statements about industry trends, management’s future expectations and other matters that do not relate strictly to historical facts, are based on assumptions by management, and are often identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” and “goal” or similar statements or variations of such terms. Forward-looking statements may include, among other things, statements about TCBI’s confidence in its strategies and its expectations about financial performance, market growth, market and regulatory trends and developments, acquisitions and divestitures, new technologies, services and opportunities and earnings.

Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management’s expectations and assumptions at the time the statements are made and are not guarantees of future results. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following:

•	Deterioration of the credit quality of our loan portfolio, increased default rates and loan losses or adverse changes in the industry concentrations of our loan portfolio.

•	Developments adversely affecting our commercial, entrepreneurial and professional customers.

•	Changes in the value of commercial and residential real estate securing our loans or in the demand for credit to support the purchase and ownership of such assets.

•	The failure of assumptions supporting our allowance for loan losses causing it to become inadequate as loan quality decreases and losses and charge-offs increase.

•	A failure to effectively manage our interest rate risk resulting from unexpectedly large or sudden changes in interest rates or rate or maturity imbalances in our assets and liabilities.

•	Failure to execute our business strategy, including any inability to expand into new markets and lines of business in Texas, regionally and nationally.

•	Loss of access to capital market transactions and other sources of funding, or a failure to effectively balance our funding sources with cash demands by depositors and borrowers.

•	Failure to successfully develop and launch new lines of business and new products and services within the expected time frames and budgets, or failure to anticipate and appropriately manage the associated risks.

•	The failure to attract and retain key personnel or the loss of key individuals or groups of employees.

•	Changes in the U.S. economy in general or the Texas economy specifically resulting in deterioration of credit quality or reduced demand for credit or other financial services we offer.

•	Legislative and regulatory changes imposing further restrictions and costs on our business, a failure to remain well capitalized or regulatory enforcement actions against us.

•	An increase in the incidence or severity of fraud, illegal payments, security breaches and other illegal acts impacting the Bank and our customers.

•	Structural changes in the markets for origination, sale and servicing of residential mortgages.

•	Increased or more effective competition from banks and other financial service providers in our markets.

•	Material failures of our accounting estimates and risk management processes based on management judgment, or the supporting analytical and forecasting models.

•	Unavailability of funds obtained from capital transactions or from the Bank to fund our obligations.

•	Failures of counterparties or third party vendors to perform their obligations.

•	Failures or breaches of our information systems that are not effectively managed.

•	Severe weather, natural disasters, acts of war or terrorism and other external events.

•	Incurrence of material costs and liabilities associated with claims and litigation.

•	Failure of our risk management strategies and procedures, including failure or circumvention of our controls.

Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed elsewhere in this prospectus supplement or disclosed in our other SEC filings. Forward-looking statements included herein should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this prospectus supplement. Except as required by law, we undertake no obligation to revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise. The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results. Forward-looking statements should not be viewed as predictions and should not be the primary basis upon which investors evaluate an investment in our securities.

Any investor in our securities should consider all risks and uncertainties disclosed in our SEC filings described under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at http://www.sec.gov.

ABOUT TEXAS CAPITAL BANCSHARES, INC.

TCBI is the parent company of Texas Capital Bank and is a bank holding company and a financial holding company registered with the Board of Governors of the Federal Reserve System, or Federal Reserve. The Bank is headquartered in Dallas, with primary banking offices in Austin, Dallas, Fort Worth, Houston, and San Antonio, the five largest metropolitan areas of Texas. All of our business activities are conducted through the Bank. We have focused on organic growth, maintenance of credit quality and recruiting and retaining experienced bankers with strong personal and professional relationships in their communities.

We serve the needs of commercial businesses and successful professionals and entrepreneurs located in Texas as well as operate several lines of business serving a regional or national clientele of commercial borrowers. We are primarily a secured lender, with our greatest concentration of loans in Texas. We have benefitted from the Texas economy since our inception, producing strong loan growth and favorable loss experience amidst the challenging environment for banking nationally.

Our principal executive offices are located at 2000 McKinney Avenue, Suite 700, Dallas, Texas 75201 and our telephone number is (214) 932-6600.

RISK FACTORS

An investment in our securities involves significant risks. Before you invest in any of our securities, in addition to the other information in this prospectus, you should carefully consider the risk factors contained in Part I, Item 1A under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which are incorporated herein by reference (and similar terms in any of our annual or quarterly reports for subsequent periods and current reports that we file with the SEC and that are so incorporated). Additional risks related to our securities may also be described in a prospectus supplement. Statements in or portions of a future document incorporated by reference in this prospectus, including without limitation those relating to risk factors, may update and supersede statements in and portions of this prospectus or such incorporated documents.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, we expect to use the net proceeds from the sale of our securities for general corporate purposes. We will specify the principal purposes for which the net proceeds from the sale of our securities will be used in a prospectus supplement at the time of sale. Until we use the net proceeds from the sale of the securities for these purposes, we may place the net proceeds in temporary investments or we may hold the net proceeds in deposit accounts in our subsidiary Bank.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown below. For purposes of computing these ratios, earnings represent the sum of income from continuing operations before taxes plus fixed charges. Fixed charges represent total interest expense, including and excluding interest on deposits. We paid dividends on preferred stock only during 2009 and commencing with the second quarter of 2013 to the present. In the other periods presented below our ratio of earnings to combined fixed charges and preference dividends for those periods is identical to the ratio of earnings to fixed charges.

	Three months ended March 31, 2014	December 31,
		2013	2012	2011	2010	2009
Fixed Charges and Preferred Dividends:

Total interest expense	$8,296	$25,112	$21,578	$18,663	$38,136	$46,462
Estimated interest in rent (1/3 rent)	1,031	3,405	2,998	2,661	2,305	2,323
Preferred dividends	2,438	7,394	—	—	—	5,383

Combined fixed charges and preferred dividends	11,765	35,911	24,576	21,324	40,441	54,168
Less interest on deposits	4,030	14,030	13,644	14,950	33,309	37,824

Combined fixed charges and preferred dividends excluding interest on deposits	$7,735	$21,881	$10,932	$6,374	$7,132	$16,344

Earnings:
Pre-tax income from continuing operations	$44,350	$187,803	$188,575	$118,468	$56,949	$36,909
Fixed charges and preferred dividends	11,765	35,911	24,576	21,324	40,441	54,168

Total earnings	56,115	223,714	213,151	139,792	97,390	91,077
Less interest on deposits	4,030	14,030	13,644	14,950	33,309	37,824

Total earnings excluding interest on deposits	$52,085	$209,684	$199,507	$124,842	$64,081	$53,253

Ratio of earnings to fixed charges and preferred share dividends, including interest on deposits	4.77	6.23	8.67	6.56	2.41	1.68
Ratio of earnings to fixed charges and preferred share dividends, excluding interest on deposits	6.73	9.58	18.25	19.59	8.98	3.26

In January 2009 we issued $75 million of perpetual preferred stock and related warrants under the U.S. Department of Treasury’s voluntary Capital Purchase Program. We repurchased the preferred stock in May 2009. The $3.9 million accelerated deemed dividend in connection with the repurchase, combined with preferred dividends of $1.5 million paid in 2009 resulted in a total dividend and reduction of earnings available to common stockholders of $5.4 million for the year ended December 31, 2009.

In March 2013 we completed a sale of 6.0 million shares of our 6.50% Non-Cumulative Preferred Stock in a public offering. We paid preferred dividends of $7.4 million in 2013 and $2.4 million for the three months ended March 31, 2014.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplement, summarize all the material terms and provisions of the various types of securities that we may offer. The particular terms of the securities offered by any prospectus supplement will be described in that prospectus supplement. If indicated in an applicable prospectus supplement, the terms of the securities may differ from the terms summarized below. An applicable prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	senior debt securities,

•	subordinated debt securities,

•	convertible debt securities,

•	common stock,

•	preferred stock,

•	warrants,

•	depositary shares,

•	stock purchase contracts and

•	stock purchase units.

If we issue securities at a discount from their original stated principal or liquidation amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the securities as the total original principal or liquidation amount of the securities.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities.

Any debt securities issued using this prospectus, or “Debt Securities,” will be our direct unsecured general obligations. The Debt Securities will be either our senior debt securities, or “Senior Debt Securities,” or our subordinated debt securities, or “Subordinated Debt Securities.” The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate indentures between us and a trustee chosen by us and qualified to act as a trustee under the Trust Indenture Act of 1939, or the “Trustee.” Senior Debt Securities will be issued under a “Senior Indenture” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together, the Senior Indenture and the Subordinated Indenture, as they may be amended or supplemented from time to time, are called “Indentures.”

The sole source of funding of our parent company financial obligations has consisted of proceeds of capital markets transactions and cash payments from the Bank for debt service. We may in the future seek to rely upon receipt of dividends paid by the Bank to meet our financial obligations. The Bank is subject to statutory dividend restrictions. Under such restrictions, national banks may not, without the prior approval of the Office of the

Comptroller of the Currency, or OCC, declare dividends in excess of the sum of the current year’s net profits plus the retained net profits from the prior two years, less any required transfers to surplus. The Basel III Capital Rules, effective for us on January 1, 2015, will further limit the amount of dividends that be paid by the Bank.

Our debt securities will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, since any right we have to receive any assets of our subsidiaries will be effectively subordinated to the claims of that subsidiary’s creditors. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to us. Claims from creditors (other than us), on subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements and other short-term borrowings. Capital loans that we make to the Bank are by their terms subordinate in right of payment to deposits and to other indebtedness of the Bank.

We have summarized the material provisions of the Debt Securities and the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as referenced in the list of exhibits to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. Your rights are defined by the terms of the Indentures, not the summary provided in this prospectus or a prospectus supplement. In the summary below we have included references to article or section numbers of the applicable Indenture so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular articles or sections or defined terms of the Indentures, those articles or sections or defined terms are incorporated by reference herein or therein, as applicable.

Capitalized terms used in the summary and not otherwise defined herein have the meanings specified in the Indentures.

General

The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series (Section 2.05). We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture.

The Senior Debt Securities will rank equally with all of our other senior unsecured and unsubordinated debt (“Senior Debt”). The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt as described under “—Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any Subordinated Debt Securities.

The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities:

•	the form and title of the Debt Securities;

•	the total principal amount of the Debt Securities;

•	whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

•	whether the Debt Securities will be issued as registered securities, bearer securities or a combination of both;

•	any limit on the aggregate principal amount of the Debt Securities;

•	the dates on which the principal of the Debt Securities will mature;

•	the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities or the method to determine each;

•	the place or places where payments on the Debt Securities will be payable;

•	whether the Debt Securities will be issued in the form of one or more global securities and whether such global securities will be issued in a temporary global form or permanent global form;

•	any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

•	the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

•	whether the Debt Securities are defeasible;

•	any addition to or change in the Events of Default or rights of holders upon an Event of Default;

•	whether the Debt Securities will be issued pursuant to a medium-term note program;

•	whether the Debt Securities are convertible into our common stock, preferred stock or any of our other securities and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

•	any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

•	any other terms of the Debt Securities not prohibited by the Indenture (Section 2.05).

The Indentures do not limit the amount of Debt Securities that may be issued. Each Indenture allows Debt Securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Debt Securities, including Original Issue Discount Securities bearing no interest or bearing interest which at the time of issuance is below market rate, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Senior Debt Securities

The Senior Debt Securities will be our unsecured senior obligations and will rank equally with all other senior unsecured and unsubordinated debt. The Senior Debt Securities will, however, be subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness, whether existing at the date of issuance of the Senior Debt Securities or subsequently incurred. Except as provided in the applicable Senior Indenture or specified in any authorizing resolution or supplemental indenture relating to a series of Senior Debt Securities to be issued, the Senior Indenture will not limit the amount of additional indebtedness that may rank equally with the Senior Debt Securities or the amount of indebtedness, secured or otherwise, that may be incurred or preferred stock that may be issued by any of our subsidiaries.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinate in right of payment to the prior payment in full of all of our secured indebtedness and Senior Debt, including the Senior Debt Securities, whether existing at the date of issuance of the Senior Debt or subsequently incurred (Article XIII of the Subordinated Indenture). The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

•	the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshaling of assets or any bankruptcy, insolvency or similar proceedings;

•	the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the Subordinated Debt Securities; and

•	the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

The prospectus supplement will also describe as of a recent date the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.

The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the Subordinated Debt Securities as described under “—Legal Defeasance and Covenant Defeasance.”

Subordinated Debt Securities Intended to Qualify as Tier 2 Capital

If stated in the applicable prospectus supplement, the Subordinated Debt Securities covered by that prospectus supplement will be intended to qualify as Tier 2 Capital under the guidelines established by the Federal Reserve, for bank holding companies. The guidelines set forth specific criteria for Subordinated Debt Securities to qualify as Tier 2 Capital, including among other things that the Subordinated Debt Securities must:

•	be unsecured;

•	have a minimum average maturity of five years;

•	be subordinated in right of payment;

•	not contain provisions permitting the holders of the debt to accelerate payment of principal prior to maturity except in the event of bankruptcy of the issuer; and

•	not contain provisions that would adversely affect liquidity or unduly restrict management’s flexibility to operate the organization, particularly in times of financial difficulty, such as limitations on additional secured or senior borrowings, sales or dispositions of assets or changes in control.

Conversion Rights

The Debt Securities may be converted into other securities of our company, if at all, according to the terms and conditions of the Indenture, as will be described in the applicable prospectus supplement. Such terms will include the conversion price, the conversion period, whether conversion will be at the option of the holders of such series of Debt Securities or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Debt Securities.

Denomination, Exchange and Transfer

The Debt Securities of each series will be issuable, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof (Section 2.08).

Registered securities of any series that are not Global Securities will be exchangeable for other registered securities of the same series and of like aggregate principal amount and tenor in different authorized denominations. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, the holder may choose, upon written request, and subject to the terms of the applicable Indenture, to exchange bearer securities and the appropriate related coupons of that series into registered securities of the same series of any authorized denominations and of like aggregate principal amount and tenor. Bearer securities with attached coupons surrendered in exchange for registered securities between a regular record date or a special record date and the relevant date for interest payment shall be surrendered without the coupon relating to the interest payment date. Interest will not be payable with respect to the registered security issued in exchange for that bearer security. That interest will be payable only to the holder of the coupon when due in accordance with the terms of the Indenture. Bearer securities will not be issued in exchange for registered securities.

The holder may present registered securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of Debt Securities and referred to in the applicable prospectus supplement. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the applicable Indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We will appoint the Trustee as security registrar for each Indenture. If a prospectus supplement refers to any transfer agents initially designated by us with respect to any series of Debt Securities in addition to the security registrar, we may at any time rescind the designation of any of those transfer agents or approve a change in the location through which any of those transfer agents acts. If, however, Debt Securities of a series are issuable solely as registered securities, we will be required to maintain a transfer agent in each place of payment for that series, and if Debt Securities of a series are issuable as bearer securities, we will be required to maintain a transfer agent in a place of payment for that series located outside of the United States in addition to the security registrar. We may at any time designate additional transfer agents with respect to any series of Debt Securities. The Debt Security registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement (Section 2.06). We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series (Section 4.02).

If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to

(1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or

(2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part (Section 2.09).

Global Securities

Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form.

Notwithstanding any provision of the Indentures or any Debt Security described in this prospectus, no Global Security, unless its terms so expressly permit, may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for such Global Security or any nominee of such Depositary unless:

(1) the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, and in either case we fail to appoint a successor Depositary within 90 days;

(2) an Event of Default with respect to the Debt Securities represented by such Global Security has occurred and is continuing and the Trustee has received a written request from the Depositary to issue certificated Debt Securities; or

(3) other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

All Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct (Section 2.17).

As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities that it represents for all purposes under the Debt Securities and the applicable Indenture (Section 2.17). Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for those interests and will not be considered to be the owners or Holders of such Global Security or any Debt Securities that it represents for any purpose under the Debt Securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions require that some purchasers of Debt Securities take physical delivery of such Debt Securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, any Trustee or any agent of ours will have any responsibility or liability for any aspect of the Depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the regular record date for such interest payment (Section 2.14).

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on Debt Securities in certificated form may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee under the Senior Indenture in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series.

Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series (Section 4.02).

Subject to any applicable abandoned property law, all money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment (Section 11.05).

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a “successor Person”), and may not permit any Person to consolidate with or merge into us, unless:

(1)	the successor Person (if any) is a corporation and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

(2)	immediately before and after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

(3)	several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement, are met (Section 10.01).

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

(1)	failure to pay principal of or premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(2)	failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(3)	failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

(4)	failure to perform or comply with the provisions described under “— Consolidation, Merger and Sale of Assets”;

(5)	failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), which continues for 90 days after written notice has been given, as provided in such Indenture;

(6)	any judgment or decree for the payment of money in excess of an amount to be determined at the time the series of Debt Securities is created is entered against us or any Restricted Subsidiary, remains outstanding for a period of 60 consecutive days following entry of such judgment and is not discharged, waived or stayed; and

(7)	certain events of bankruptcy, insolvency or reorganization affecting us or any Restricted Subsidiary (Section 6.01).

Except as may be summarized in a prospectus supplement and set forth in a supplemental indenture or the board resolution creating a series of Debt Securities, if an Event of Default (other than an Event of Default with respect to TCBI described in clause (7) above) with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, by notice as provided in the Indenture, may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security) to be due and payable immediately. If an Event of Default with respect to TCBI described in clause (7) above with respect to the Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture (Section 6.01). For information as to waiver of defaults, see “— Modification and Waiver” below.

Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable indemnity (Section 6.04). Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series (Section 6.06).

No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

•	such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series;

•	the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

•	the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer (Section 6.04).

However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security or, if applicable, to convert such Debt Security (Section 6.04).

We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not, to their knowledge, we are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults (Section 4.06).

Modification and Waiver

Modifications and amendments of an Indenture may be made by us and the applicable Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

•	change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

•	reduce the principal amount of, or any premium or interest on, any Debt Security;

•	reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof;

•	change the place or currency of payment of principal of, or any premium or interest on, any Debt Security;

•	impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any Debt Security;

•	modify the subordination provisions in the case of Subordinated Debt Securities, or modify any conversion provisions, in either case in a manner adverse to the Holders of the Subordinated Debt Securities;

•	reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

•	reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

•	modify such provisions with respect to modification, amendment or waiver (Section 9.02).

The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture (Section 6.06). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series (Section 6.06).

Each of the Indentures provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

•	the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of maturity to such date;

•	if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security; and

•	the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in the first two bullet points above, of the amount described in such clause).

Certain Debt Securities, including those owned by us or any of our Affiliates, will not be deemed to be Outstanding (Section 8.03).

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding Debt Securities of that series on the record date may take such action.

Satisfaction and Discharge

Each Indenture will be discharged and will cease to be of further effect as to all outstanding Debt Securities of any series issued thereunder, when:

(1)	either:

(a)	all outstanding Debt Securities of that series that have been authenticated (except lost, stolen or destroyed Debt Securities that have been replaced or paid and Debt Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b)	all outstanding Debt Securities of that series that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such Debt Securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date;

(2)	we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Debt Securities of that series; and

(3)	we have delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the Debt Securities of that series have been satisfied (Article XI).

Legal Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement, we may, at any time, exercise our option to have all of our obligations discharged with respect to the Debt Securities of a series, which we call “legal defeasance.” In addition, we may, at any time, exercise our option to have certain restrictive covenants released with respect to the Debt Securities of a series, which we call “covenant defeasance.”

Legal Defeasance.

The Indentures may provide for the exercise of legal defeasance with respect to any Debt Securities (Section 11.02). Upon the exercise of this option, we will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to convert, exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold monies for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or United States Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things:

•	we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

•	no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit or, with respect to any Event of Default described in clause (7) under “— Events of Default,” at any time until 121 days after such deposit;

•	such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

•	in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any of our Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any of our Senior Debt and no other event of default with respect to any of our Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

•	we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940.

Covenant Defeasance.

The Indenture may provide for the exercise of covenant defeasance with respect to any Debt Securities (Section 11.02). Upon the exercise of this option, we may omit to comply with certain restrictive covenants (but not to conversion, if applicable), including those that may be described in the applicable prospectus supplement, the occurrence of certain Events of Default, which are described above in clause (5) (with respect to such restrictive covenants) and clause (6) under “— Events of Default” and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default with respect to such Debt Securities. If such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or United States Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities.

Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel that in effect says that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements listed in the last four bullet points in the preceding paragraph are satisfied. If we exercise this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and United States Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments.

Notices

Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register.

Title

We, the Trustees and any of our agents may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York without regard to conflicts of law principles.

DESCRIPTION OF CAPITAL STOCK AND WARRANTS

The following is a brief description of our capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our certificate of incorporation, as amended, a copy of which has been filed with the SEC and is also available upon request from us.

General

Under our certificate of incorporation, as amended, we have authority to issue up to 100.0 million shares of common stock, $0.01 par value per share, and 10.0 million shares of preferred stock, par value $0.01 per share. As of April 30, 2014 we had issued and outstanding 43,065,301 shares of common stock and 6.0 million shares of our 6.50% Non-Cumulative Perpetual Preferred Stock, or 6.50% Preferred, having an aggregate liquidation preference of $150.0 million.

Common Stock

Each holder of our common stock is entitled to one vote for each share held on all matters with respect to which the holders of our common stock are entitled to vote. Our common stock has no preemptive or conversion rights and is not subject to redemption. Holders of our common stock are not entitled to cumulative voting in the election of directors. In the event of dissolution or liquidation, after payment of all creditors and payment of liquidation preferences on preferred stock, the holders of our common stock (subject to the prior rights of the holders of any outstanding preferred stock) will be entitled to receive pro rata any assets distributable to stockholders in respect of the number of shares held by them.

The holders of shares of our common stock are entitled to such dividends as our board of directors, in its discretion, may declare out of funds legally available therefor, subject to certain limitations under the Delaware

General Corporation Law, or DGCL. We have not paid dividends on our common stock to date, and we do not anticipate paying dividends in the near future. However, the payment of dividends on our common stock is subject to the prior rights of the holders of any preferred stock. Payment of dividends on both our common stock and any preferred stock will be dependent upon, among other things, our earnings and financial condition, our cash flow requirements and the prevailing economic and regulatory climate.

Anti-Takeover Provisions.

Certain provisions of our certificate of incorporation and bylaws could make a merger, tender offer or proxy contest more difficult, even if such events were perceived by many of our stockholders as beneficial to their interests. These provisions are more fully set forth in our Registration Statement on Form 10, as amended, which was filed with the SEC on August 24, 2000, and is incorporated by reference into this prospectus. These provisions include advance notice for nominations of directors and stockholders’ proposals, and authority to issue “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law which, in general, prevents an interested stockholder, defined generally as a person owning 15% or more of a corporation’s outstanding voting stock, from engaging in a business combination with TBCI for three years following the date that person became an interested stockholder unless certain specified conditions are satisfied.

Restrictions on Ownership.

The ability of a third party to acquire us is limited under applicable U.S. banking laws and regulations. The Bank Holding Company Act, or BHC Act, requires any bank holding company (as defined therein) to obtain the approval of the Board of Governors of the Federal Reserve prior to acquiring, directly or indirectly, more than 5% of our outstanding Common Stock. Any “company” (as defined in the BHC Act) other than a bank holding company would be required to obtain Federal Reserve approval before acquiring “control” of us. “Control” generally means (i) the ownership or control of 25% or more of a class of voting securities, (ii) the ability to elect a majority of the directors or (iii) the ability otherwise to exercise a controlling influence over management and policies. A holder of 25% or more of our outstanding common stock, other than an individual, is subject to regulation and supervision as a bank holding company under the BHC Act. In addition, under the Change in Bank Control Act of 1978, as amended, and the Federal Reserve’s regulations thereunder, any person, either individually or acting through or in concert with one or more persons, is required to provide notice to the Federal Reserve prior to acquiring, directly or indirectly, 10% or more of our outstanding Common Stock.

Listing.

Our common stock is listed on the Nasdaq Global Select Market.

Transfer Agent and Registrar.

The transfer agent and registrar for our common stock is Computershare Investor Services LLC.

Preferred Stock

Our board of directors is authorized to designate and issue shares of preferred stock in one or more series. Subject to the provisions of our certificate of incorporation and limitations prescribed by law and the rules of the Nasdaq Global Select Market, if applicable, our board of directors has the discretion to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

If we offer to sell preferred stock, we will file with the SEC the certificate of designation setting forth the terms of the preferred stock and the prospectus supplement relating to that offering will include a description of the specific terms of the preferred stock, including:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific terms of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company.

In March 2013 we issued 6.0 million shares of 6.50% Preferred having a liquidation preference of $150.0 million. Holders of 6.50% Preferred do not have voting rights, except with respect to the right to elect two directors upon non-payment of dividends for six or more quarterly dividend periods, authorizing or increasing the authorized amount of senior stock, certain changes in the terms of the 6.50% Preferred, and as otherwise required by applicable law. The 6.50% Preferred ranks senior to our common stock as to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up.

During any dividend period, so long as any share of 6.50% Preferred remains outstanding and except as otherwise provided below, (i) no dividend may be paid, declared or set apart for any payment on and no distribution shall be made on our common stock or any other class or series of capital stock over which the 6.50% Preferred has preference or priority in the payment of dividends (other than a dividend payable solely in stock that ranks junior to the 6.50% Preferred with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding-up) and (ii) no shares of common stock or any other class or series of capital stock over which the 6.50% Preferred has preference or priority or is in parity with in the payment of dividends, may be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, unless full dividends on all outstanding shares of the 6.50% Preferred for the most recently completed quarterly dividend period have been declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set apart for such payment) and any prior redemption requirements with respect to shares of the 6.50% Preferred have been complied with.

A dividend period for the 6.50% Preferred is the period from and including a dividend payment date to but excluding the next dividend payment date.

The limitations on dividends and other distributions described in the paragraph above do not apply to:

•	redemptions, purchases or other acquisitions of shares of common stock or any other class or series of capital stock over which the 6.50% Preferred has preference or priority in the payment of dividends in connection with the administration of any employee benefit plan in the ordinary course of business;

•	any dividends or distributions of rights or common stock or any other class or series of capital stock over which the 6.50% Preferred has preference or priority in the payment of dividends in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan;

•	the acquisition by us or any of our subsidiaries of record ownership in common stock or any other class or series of capital stock over which the 6.50% Preferred has preference or priority or is in parity with in the payment of dividends for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians; and

•	the exchange or conversion of common stock for or into other capital stock that is junior to the 6.50% Preferred and the payment of cash solely in lieu of fractional shares.

Subject to the restrictions described above, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by our board of directors or a duly authorized committee of the board, may be declared and paid on our common stock and other stock ranking equally with or junior to the 6.50% Preferred from time to time out of any assets legally available for such payment in amounts permitted by applicable regulatory authorities, and the holders of the 6.50% Preferred will not be entitled to participate in those dividends.

So long as any shares of 6.50% Preferred are outstanding, the vote or consent of the holders of at least 66 2/3% of the then-outstanding shares of 6.50% Preferred, voting separately as a single class, shall be necessary for effecting or validating:

•	any amendment, alteration or repeal of any provision of our certificate of formation (including the certificate of designations creating the 6.50% Preferred), or bylaws that would significantly and adversely affect the designations, preferences, limitations or relative rights of the 6.50% Preferred;

•	any amendment or alteration of our certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of our capital stock ranking senior to the 6.50% Preferred with respect to the payment of dividends and/or the distribution of assets upon our liquidation, dissolution or winding-up; or

•	any consummation of a binding share exchange or reclassification involving the 6.50% Preferred, or of a merger or consolidation of TCBI with or into another corporation or other entity, unless (x) the shares of 6.50% Preferred remain outstanding or, in the case of any such merger or consolidation with respect to which TCBI is not the surviving corporation, are converted into or exchanged for preference securities of the surviving corporation or other entity or of an entity controlling such surviving corporation or other entity that is an entity organized and existing under the laws of the United States, any state thereof or the District of Columbia and (y) the shares of 6.50% Preferred remaining outstanding or such new preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the 6.50% Preferred.

The foregoing provisions will not apply if, at or prior to the time when any such vote or consent would otherwise be required, all outstanding shares of 6.50% Preferred have been redeemed or have been called for redemption upon proper notice, and sufficient funds have been set aside for such redemption.

Warrants

In January 2009, we issued $75 million of perpetual preferred stock and related warrants under the U.S. Department of Treasury’s voluntary Capital Purchase Program. The preferred stock was repurchased in May 2009 and the U.S. Treasury auctioned the related warrants in the first quarter of 2010. As of December 31, 2013, warrants to purchase 710,598 shares at $14.84 per share were outstanding. These warrants will expire on January 16, 2019.

We may issue additional warrants for the purchase of common stock or warrants to purchase other securities. Warrants may be issued independently or together with debt securities or capital stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Series of warrants may be issued under a separate warrant agreement entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent would act solely as our agent in connection with the warrants and would not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The prospectus supplement relating to any warrants TCBI is offering will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the number of shares of common stock or other securities purchasable upon the exercise of such warrants and the price at which such securities may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the designation and terms of any securities with which warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	United States federal income tax consequences applicable to issuance, disposition and exercise of such warrants;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	the amount of warrants outstanding as of the most recent practicable date; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

Unless otherwise stated in an applicable prospectus supplement, warrants will be issued in registered form. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such number of shares of common stock or other securities at such exercise price as shall be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase common stock, holders of such warrants will not have any of the rights of holders of common stock or other securities purchasable upon such exercise, including the right to receive payments of dividends or interest, if any, on the common stock or other securities purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF DEPOSITARY SHARES

The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in the relevant prospectus supplement. The terms of any depositary shares and any depositary receipts that we offer for sale and any deposit agreement relating to a particular series of preferred stock will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, is incorporated by reference as an exhibit to the Registration Statement. You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.

General

We may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by such depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary. Holders of depositary shares making such withdrawals will be entitled to receive whole shares of preferred stock on the basis set forth in the related prospectus supplement for such series of preferred stock.

However, holders of such whole shares of preferred stock will not be entitled to deposit such preferred stock under the deposit agreement or to receive depositary receipts for such preferred stock after such withdrawal. If the depositary shares surrendered by the holder in connection with such withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder’s depositary shares. The preferred stock depositary will seek to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will vote all shares of any series of preferred stock held by it proportionately with instructions received if it does not receive specific instructions from the holders of depositary shares representing such series of preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the affected depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective, or any transferee of such holder, shall be deemed, by continuing to hold such depositary receipt, or by reason of the acquisition thereof, to consent and agree to such amendment and to be bound by the deposit agreement that has been amended thereby.

The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed;

•	each share of preferred stock has been converted into or exchanged for common stock; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of TCBI.

We may terminate the deposit agreement at any time, and the preferred stock depositary will give notice of such termination to the record holders of all outstanding depositary receipts not less than 30 days prior to the termination date. In such event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of such depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by such depositary shares.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

No fees, charges or expenses of the preferred stock depositary or any agent of the preferred stock depositary or of any registrar shall be payable by any person other than TCBI, except for any taxes and other governmental charges and except as provided in the deposit agreement. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable hereunder at the election of a holder of a depositary receipt or other person, such holder or other person will be liable for such fees, charges and expenses.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward to the holders of depositary shares all reports and communications from TCBI that are delivered to the preferred stock depositary and that TCBI is required to furnish to the holders of the deposited preferred stock.

Neither the preferred stock depositary nor TCBI will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of TCBI and the preferred stock depositary under the deposit agreement will be limited to performance with honest intentions of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. TCBI and the preferred stock depositary may rely upon written advice of counsel or accountants or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of common stock, shares of preferred stock or depositary shares at a future date or dates. The consideration per share of common stock, preferred stock or depositary shares and the number of shares of each may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and any combination of:

•	debt securities;

•	debt obligations of third parties, including U.S. Treasury securities; or

•	other securities identified in the applicable prospectus supplement,

which may secure the holders’ obligations to purchase the common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement will describe the terms of the stock purchase contracts and stock purchase units, including, if applicable, collateral or depositary arrangements. Such description may not be complete. For more information, you should review the stock purchase contracts and, if applicable, the collateral arrangements and depositary arrangements relating to those stock purchase contracts or stock purchase units and any prepaid securities and the document under which the prepaid securities will be issued. We will file forms of these documents with the SEC before TCBI issues any stock purchase contracts or stock purchase units and, if applicable, prepaid securities.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through dealers or agents, or through a combination of methods. Any underwriter, dealer or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

We may distribute our securities from time to time in one or more transactions at: (1) a fixed price or prices, which may be changed, (2) market prices prevailing at the time of sale, (3) prices related to the prevailing market prices at the time of sale, or (4) negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters, dealers or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against contribution toward civil liabilities, including liabilities under the Securities Act.

To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, the persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents and their affiliates may engage in transactions with and perform services for us in the ordinary course of business for which they receive compensation.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

Any common stock sold pursuant to a prospectus supplement will be eligible for listing and trading on Nasdaq Global Select Market, subject to official notice of issuance.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Bracewell & Giuliani LLP, Dallas, Texas. The name of the law firm advising any underwriters or agents with respect to certain issues relating to any offering will be set forth in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of TCBI appearing in TCBI’s Annual Report (Form 10-K) for the year ended December 31, 2013 (including schedules appearing therein) and the effectiveness of TCBI’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and TCBI’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

3,000,000 Shares

Common Stock

PROSPECTUS    SUPPLEMENT

Joint Bookrunning Managers

BofA Merrill Lynch	J.P. Morgan	Morgan Stanley